                                                               Exhibit (a)(1)(D)

                                 PUMATECH, INC.

                             PERSONNEL OPTION STATUS

                                             Pumatech, Inc.                                            Page: 1
 Personnel Option Status                     ID: 77-0349154                                            File: Optstmt

                                             2550 North First Street, #500                             Date: 9/18/2001
                                             San Jose, CA 95131                                        Time: 9:20:36 AM




AS OF 9/18/2001
OPTION HOLDER                                ID:

ADDRESS

           Option

Number     Date      Plan  Type  Granted     Price     Exercised   Vested      Cancelled   Unvested    Outstanding  Exercisable
                                                     $
                                                     $
                                                     $
                                                     $
                                                     $
                                                     $

Information Currently on File

Tax                   Rate %     Broker                            Registration            Alternate Address

Federal                          Deutsche Banc Alex. Brown
Medicare              1.45       Alex Flagg
Social Security       6.20       101 California Street
                                 San Francisco, CA  94111

     ---------------------------------------------------------------------------

     If your employment is terminated, Outstanding Unvested shares as of the date of termination are automatically cancelled. If you have more than one grant, numbers in brackets represent Weighted Average Price per Share.

     >> Prices and Shares restated to account for the following Split in Common:

          Date: 3/08/00     Ratio: 2 for 1        Cumulative Ratio: 2.000000000